Exhibit 20

KAISER GROUP HOLDINGS, INC.
12303 Airport Way, Suite 125
Broomfield, Colorado 80021

FOR IMMEDIATE RELEASE	Press and Investor Contact:
James J. Maiwurm
703/720-7890

KAISER GROUP ANNOUNCES RESIGNATION OF JOHN T. GRIGSBY, JR.

AS CHIEF EXECUTIVE OFFICER

BROOMFIELD, CO September 1, 2004 - Kaiser Group Holdings, Inc. (OTCBB: KGHI) announced today that John T. Grigsby, Jr. has decided to resign as Chief Executive Officer of the Company effective when a successor is named, probably in September.  Mr. Grigsby is also resigning as a member of the Board of Directors of Kaiser Group Holdings and the Board of Managers of Kaiser-Hill Company, LLC.  Mr. Grigsby will remain available to consult with the Company over the next year.

Mr. Grigsby became Chief Executive Officer of Kaiser Group after it emerged from the bankruptcy of its predecessor, Kaiser Group International, in December 2000.  During his tenure the Company has resolved nearly all of the remaining claims resulting from the Kaiser Group International bankruptcy.  In addition, the Company has benefited from recoveries under several substantial claims and witnessed continued successful performance by Kaiser-Hill Company, LLC, the general contractor at the U.S. Department of Energy’s Rocky Flats site near Denver, Colorado, in which the Company owns a 50% interest.

Mr. Grigsby explained: “With the Kaiser Group International bankruptcy claims resolved and having obtained a number of recoveries on behalf of the Company, I have achieved the goals and objectives which the Board and I defined when I joined Kaiser Group in late 2000.  I am also pleased that Kaiser-Hill continues its successful performance under the DOE closure contract for the Rocky Flats site.  With these achievements in place, it is time for me to pursue other challenges, and so I have decided to resign in a manner that provides for a smooth transition.”

James J. Maiwurm, Chairman of the Kaiser Group Board of Directors, stated: “We appreciate John’s significant contributions to Kaiser Group and wish him well as he pursues other interests.  We are grateful for the transition arrangements John has agreed to.”